Exhibit 99.1
San Juan Basin Royalty Trust
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
News Release
San Juan Basin Royalty Trust
Announces a Special Meeting of Unit Holders
     FORT WORTH, Texas, October 18, 2007 — San Juan Basin Royalty Trust (NYSE:SJT) (the “Trust”) will hold a Special Meeting of unit holders of the Trust (the “Special Meeting”) on December 12, 2007, at 4:00 p.m., local time, at Compass Bank located at 2601 South Hulen, Fort Worth, Texas 76109. The record date for the Special Meeting is October 29, 2007. At the Special Meeting, unit holders will vote on four separate proposals to amend the Amended and Restated Royalty Trust Indenture dated September 30, 2002 (the “Indenture”). If passed, the proposals will allow the Trust to be eligible for a Direct Registration System as required by a recent change to the listing requirements of the New York Stock Exchange, facilitate the occasional sale of marginal properties by permitting the Trustee of the Trust to approve or authorize the sale of up to 1% of the value of the assets of the Trust in any 12-month period, allow unit holders to vote electronically at any future meetings of unit holders, and revise the types of money market mutual funds in which the cash on hand of the Trust may be invested. The Trust filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on October 17, 2007.
     The San Juan Basin Royalty Trust is a grantor royalty trust, the principal asset of which is a 75% net overriding royalty interest carved out of certain oil and gas leasehold and royalty interests in the San Juan Basin located in San Juan, Rio Arriba and Sandoval Counties of northwestern New Mexico. Certain of those properties are operated by Burlington Resources Oil & Gas Company L.P.
     The Trust will file with the SEC a definitive proxy statement to be used by the Trust to solicit the approval of its unit holders for the proposed amendments to the Indenture. You are urged to read the proxy statement regarding the proposed amendments to the Indenture when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to the proxy statement, because they will contain important information. You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about the Trust at the SEC’s Internet Site (http://www.sec.gov). The Trust will also provide copies of the proxy statement and other information filed with the SEC to any unit holder, at the actual cost of reproduction, upon written request to the Trustee, Compass Bank, 2525 Ridgmar Boulevard, Suite 100, Fort Worth, Texas 76116, or via telephone at (866) 809-4553. Such copies may also be accessed through the Trust’s web site at http://www.sjbrt.com.

     Compass Bank, the Trustee of the Trust, may be deemed to be a participant in the solicitation of proxies from the unit holders of the Trust in connection with the Special Meeting. Additional information regarding the interests of the participant may be obtained by reading the proxy statement for the Special Meeting when it becomes available.

Contact:	San Juan Basin Royalty Trust
Lee Ann Anderson, Vice President and Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Fax: (817) 735-0936

Website: www.sjbrt.com
E-mail: sjt@compassbank.com